Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER AND NORTHWESTERN ENERGY SIGN CONTRACT

FOR FLYWHEEL ENERGY STORAGE SYSTEM

TYNGSBORO, Mass. — February 28, 2011 — Beacon Power Corporation (Nasdaq: BCOND), a leading provider of fast-response energy storage systems and services to support a more stable, reliable and efficient electricity grid, announced that it has signed a lease agreement with NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) for a one-megawatt (1 MW) Beacon Smart Energy Matrix flywheel energy storage system. The system will be installed by Beacon Power and operated in conjunction with Mill Creek Generating Station (MCGS), a gas-fired regulating reserve plant recently commissioned in Montana and owned by NorthWestern Energy. The system is expected to be operational by the end of 2011.

The initial term of the lease will be 15 months, which, at NorthWestern Energy’s option, can be extended up to two additional 12-month terms. NorthWestern Energy will pay Beacon $500,000 for the first 15-month term and $500,000 for each subsequent term should it choose to extend the lease to a second or third term. At any point NorthWestern Energy can opt to purchase the 1 MW system outright for approximately $4 million. A portion of lease payments already made under the agreement would be applied to the purchase, depending on when the purchase was made.

The Mill Creek Generating Station was recently placed in service to balance all loads and resources in NorthWestern Energy’s balancing authority area in Montana. It will also provide regulation service for variable energy resources that are part of NorthWestern Energy’s retail energy supply portfolio. “We’re looking forward to testing and evaluating the integrated operation of Mill Creek with Beacon’s flywheels to further optimize its performance and assess the potential value of adding more flywheel capacity on a permanent basis in the future,” said Bob Rowe, President and Chief Executive Officer for NorthWestern Energy.

“We’re pleased to be working with NorthWestern Energy to show how effective our flywheel technology is in providing regulation service, and how its fast-response performance can complement conventional regulation assets,” said Bill Capp, Beacon President and CEO.

As part of their agreement, Beacon and NorthWestern Energy will collaborate closely in developing the flywheel system’s control signal algorithms to optimize the performance of the MCGS, and to evaluate the impact of the flywheel resource. The companies will also seek to determine the optimum amount of flywheel regulation capacity for MCGS should NorthWestern elect to expand the flywheel capacity.

About Beacon Power Corporation

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy MatrixTM, now in production, being operated and earning revenue, is a non-polluting, megawatt-scale, fast-response flywheel-based solution designed to provide less expensive, more sustainable and effective frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants and to sell systems directly to utilities or grid operators in parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

About NorthWestern Energy

NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 665,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available at www.northwesternenergy.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and our other operations in uncertain financial markets; conditions in target markets, such as that some ISOs are taking longer than others to comply with FERC’s requirement to update market rules to include new technology such as ours, and also such as that frequency regulation pricing is lower in the short-term than at many times in the past; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Beacon Investor Relations Contact:	NorthWestern Media Contact:
Chris Witty	Claudia Rapkoch
Darrow Associates	NorthWestern Energy
646-438-9385	866-622-8081
cwitty@darrowir.com	claudia.rapkoch@northwestern.com